Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 15 to Registration Statement No. 333-68077 on Form N-1A of our report dated January 26, 2010, relating to the financial statements and financial highlights of Morgan Stanley Real Estate Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended November 30, 2009, and to the references to us on the cover page of the Statement of Additional Information and under the captions “Financial Highlights” in the Prospectus and “Other Service Providers - Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2010